Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Long Term Compensation Plan of Kohl’s Corporation of our reports dated March 19, 2010, with respect to the consolidated financial statements and schedule of Kohl’s Corporation and the effectiveness of internal control over financial reporting of Kohl’s Corporation included in its Annual Report (Form 10-K) for the year ended January 30, 2010, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Milwaukee, Wisconsin

June 4, 2010